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                                                                      Exhibit 12

                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                      Years Ended December 31,
                                                            -------------------------------------------------------------------
                                                               1997          1996*         1995*         1994*          1993*
                                                            ---------     ---------      ---------     ---------      ---------
Income before provision for income taxes,
    extraordinary items, and cumulative effect of
    changes in accounting principles                        $ 3,984.1     $ 4,911.2      $ 4,535.0     $ 3,430.8      $ 2,004.1
Loss (income) from unconsolidated businesses                    124.1         (14.2)          22.1         (65.9)         (26.4)
Dividends from unconsolidated businesses                        192.1         194.8          179.0         168.4           87.8
Interest expense, including interest on capital
    lease obligations                                         1,275.2       1,124.1        1,305.0       1,298.4        1,379.1
Portion of rent expense representative of the
    interest factor                                             190.9         177.3          177.1         165.6          180.9
Priority distributions                                           18.8          58.5           47.1          29.9           15.2
Preferred stock dividend                                          9.6           9.5            6.1           3.5             --
                                                            ---------     ---------      ---------     ---------      ---------

Income, as adjusted                                         $ 5,794.8     $ 6,461.2      $ 6,271.4     $ 5,030.7      $ 3,640.7
                                                            =========     =========      =========     =========      =========

Fixed charges:
Interest expense, including interest on capital
  lease obligations                                         $ 1,275.2     $ 1,124.1      $ 1,305.0     $ 1,298.4      $ 1,379.1
Portion of rent expense representative of the
  interest factor                                               190.9         177.3          177.1         165.6          180.9
Capitalized interest                                             81.0         128.5           73.2          19.1            1.1
Priority distributions                                           18.8          58.5           47.1          29.9           15.2
Preferred stock dividend requirement                             15.5          14.9            9.8           5.4             --
                                                            ---------     ---------      ---------     ---------      ---------

Fixed Charges                                               $ 1,581.4     $ 1,503.3      $ 1,612.2     $ 1,518.4      $ 1,576.3
                                                            =========     =========      =========     =========      =========


Ratio of Earnings to Fixed Charges                               3.66          4.30           3.89          3.31           2.31
                                                            =========     =========      =========     =========      =========


* Restated to reflect the merger of Bell Atlantic and NYNEX completed on August 14, 1997 and accounted for as a pooling of interests.